UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2004

NETWORKS ASSOCIATES, INC.

(Exact Name of Registrant as specified in charter)

Commission File Number 0-20558

Delaware (State or other jurisdiction of incorporation)	77-0316593 I.R.S. Employer Identification Number

3965 Freedom Circle Santa Clara, California (Address of principal executive offices)	95054 (Zip Code)

Registrant’s telephone number, including area code: (408) 988-3832

Item 12. Results of Operations and Financial Condition.
SIGNATURES

Item 12. Results of Operations and Financial Condition.

     On March 9, 2004, the Company filed with the SEC its Form 10-K for the year ended December 31, 2003. In connection with the preparation of its 2003 10-K, the Company has made corrections to its previously filed or announced quarterly and full year 2003 financial information (reflected in Item 8 of the 2003 Form 10-K which sets forth 2003 quarterly information). In total, these adjustments increased 2003 revenue by $3.8 million to $936.3 million, 2003 net income by $3.7 million to $70.2 million and 2003 earnings per share, or EPS, by $0.03 to $0.44 (basic) and $0.43 (diluted).

     During the preparation and analysis of the Registrant’s 2003 consolidated financial statements, the Company identified and reported to PricewaterhouseCoopers, its external auditors, and audit committee required corrections to its previously reported or announced financial information relating to the Company’s booking of international deferred revenue and the making of manual journal entries. As more fully described in Item 8 of the Company’s 2003 Form 10-K, for the first, second, third and fourth quarters of 2003 previously reported or announced (i) revenue of $218.4 million, $218.3 million, $226.9 million and $268.9 million is increased (decreased) by $0.9 million, $(1.3) million, $0.9 million and $3.3 million, respectively, and (ii) net income of $11.6 million, $3.7 million, $9.9 million and $41.3 million is increased (decreased) by $0.9 million, $(1.2) million, $0.9 million and $3.2 million. EPS (basic and diluted) for the first and third quarters of 2003 is increased by $0.01 each quarter from $0.07 to $0.08 per share, and $0.06 to $0.07 per share, respectively, with no adjustment to the second quarter EPS (basic or diluted). EPS for the fourth quarter increased $0.02 from $0.26 to $0.28 per share (basic) and from $0.24 to $0.26 per share (diluted).

     The Company has not and does not intend to amend its previously filed Form 10-Qs for the quarters March 31, June 30 and September 31, 2003. For information regarding 2003 quarterly information, investors should refer to Item 8 and 9A of the Company’s 2003 10-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORKS ASSOCIATES, INC.
Dated: March 9, 2004	By:	/s/ Stephen C. Richards
Stephen C. Richards
Chief Operating Officer and Chief Financial Officer